UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2014

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On October 17, 2014, Solar Star California XIII, LLC (the “Project Company”), a wholly-owned subsidiary of SunPower Corporation (the “Company”), entered into an approximately $377 million credit facility with Santander Bank, N.A., Mizuho Bank, Ltd. and Credit Agricole Corporate & Investment Bank (the “Credit Facility”) in connection with the planned construction of the approximately 135 megawatt Quinto Solar Energy Project, located in Merced County, California (the “Project”).  The Credit Facility contains representations and warranties, affirmative and negative covenants and other terms customary in the project finance commercial bank lending markets.
 The Credit Facility includes approximately $318 million in construction loan commitments and approximately $59 million in letter of credit commitments. Principal and accrued interest on the construction loans are convertible into term loans following the end of the construction period.  The Credit Facility matures at the end of the seventh year following the term loan conversion, with semi-annual principal payments computed on a 19-year amortization schedule and a balloon payment at maturity. Generally, borrowings under the Credit Facility will bear interest according to either a base rate or an applicable LIBOR rate plus the applicable margin. All outstanding indebtedness under the Credit Facility may be voluntarily prepaid in whole or in part without premium or penalty, other than customary breakage costs. The Company has committed to invest approximately $139 million of equity in the Project Company. The Credit Facility is secured by the assets of, and equity in, the Project Company, but is otherwise non-recourse to the Company and its other affiliates.
Proceeds from the Credit Facility will be used primarily to fund the construction of the Project under a turnkey engineering, procurement and construction agreement between the Project Company and SunPower Corporation, Systems, a wholly-owned subsidiary of the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

October 23, 2014	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer